Exhibit 99.1

UFP Technologies, Inc.	www.ufpt.com
172 East Main Street	Contact: Ron Lataille
Georgetown MA 01833 USA	978-352-2200

UFP Technologies Announces Q2 Results

Georgetown, Mass., August 5, 2014.  UFP Technologies, Inc.  (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $1.9 million or $0.26 per diluted common share outstanding for its second quarter ended June 30, 2014, compared to net income of $3.0 million or $0.42 per diluted common share outstanding for the same period in 2013. Sales for the second quarter were $34.0 million compared to second quarter 2013 sales of $35.8 million.  Net income for the six-month period ended June 30, 2014, was $3.9 million or $0.55 per diluted common share outstanding compared to $5.0 million or $0.71 per diluted common share outstanding for the same period of 2013.  Sales for the six-month period ended June 30, 2014, were $68.6 million, compared to sales of $69.5 million for the same period in 2013.

“Our Q2 results are down from last year, due in part to softer-than-expected military sales,” said R. Jeffrey Bailly, Chairman & CEO. “Results were also impacted by several internal initiatives we are undertaking to accelerate sales growth and position our Company for long-term success. These include consolidating factories in both Michigan and California; establishing a new molded fiber plant and moving our factory in Texas; implementing a new ERP system to enhance our operation in a number of different ways; and making structural changes to our Sales and Engineering teams to improve efficiency and drive growth.”

“While these initiatives will have a short-term negative financial impact, we believe they are important strategic investments that will strengthen our platform and serve us well over the long term,” said Bailly. “For example, we estimate that both factory consolidations will have paybacks of two years or less.”

“Looking ahead, we expect stronger sales in the second half of the year,” Bailly added. “And with new Sales and Engineering talent now in place, we expect to ramp up our pipeline of new opportunities as well. We also continue to search for strategic acquisitions that will help increase the value we bring our customers. With our seasoned management team and strong balance sheet, we are well positioned to act quickly when the right opportunity is identified.”

UFP Technologies is a producer of innovative custom-engineered components, products, and specialty packaging.  Using foams, plastics, composites, and natural fiber materials, the Company designs and manufactures a vast range of solutions primarily for the medical, automotive, aerospace and defense, and packaging markets. The UFP team acts as an extension of our customers’ in-house research, engineering, and manufacturing groups, working closely with them to solve their most complex product and packaging challenges.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements.  Such statements include, without limitation, statements about the Company’s prospects, anticipated trends in the different markets in which the Company competes, including the molded fiber, medical, military and automotive markets, anticipated advantages relating to the Company’s decisions to consolidate its Midwest and California facilities and the expected costs savings and efficiencies associated therewith, anticipated advantages of maintaining fewer, larger plants, anticipated advantages the Company expects to realize from its investments and capital expenditures, including the development of and investments in its molded fiber product lines, expectations regarding the manufacturing capacity and efficiencies of the Company’s new production equipment, statements about the Company’s acquisition opportunities and strategies, its participation and growth in multiple markets, its business opportunities, the Company’s growth potential and strategies for growth, anticipated revenues and the timing of such revenues, and any indication that the Company may be able to sustain or increase its sales and earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the implementation of new production equipment in a timely, cost-efficient manner, risks that any benefits from such new equipment may be delayed or not fully realized, or that the Company may be unable to fully utilize its expected production capacity, risks and uncertainties associated with plant closures and expected efficiencies from consolidating manufacturing, the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the Securities and Exchange Commission (“SEC”).  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Q2 2014 earnings

Consolidated Condensed Statement of Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net sales	$34,025	$35,832	$68,634	$69,529
Cost of sales	24,549	25,113	50,050	49,908
Gross profit	9,476	10,719	18,584	19,621
SG&A	6,466	6,075	12,290	12,021
Restructuring costs	234	—	324	—
(Gain) loss on sale of fixed assets	(12)	11	(12)	11
Operating income	2,788	4,633	5,982	7,589
Interest expense	(27)	(45)	(48)	(85)
Other income	100	—	100	—
Income before income taxes	2,861	4,588	6,034	7,504
Income taxes	1,001	1,606	2,112	2,492
Net income from consolidated operations	$1,860	$2,982	$3,922	$5,012

Net income per share outstanding	$0.27	$0.44	$0.56	$0.74
Net income per diluted share outstanding	$0.26	$0.42	$0.55	$0.71

Weighted average shares outstanding	7,025	6,798	6,999	6,783
Weighted average diluted shares outstanding	7,168	7,090	7,160	7,089

Consolidated Condensed Balance Sheets

(in thousands)

	June 30,	December 31,
	2014	2013
	(unaudited)
Assets:
Cash	$31,960	$37,303
Receivables	17,622	17,032
Inventories	13,429	11,048
Other current assets	4,562	3,449
Net property, plant, and equipment	27,791	25,507
Other assets	13,520	10,681
Total assets	$108,884	$105,020
Liabilities and equity:
Short-term debt	$985	$976
Accounts payable	4,161	3,081
Other current liabilities	6,834	8,265
Long-term debt	2,372	2,867
Other liabilities	3,834	4,241
Total liabilities	18,186	19,430
Total equity	90,698	85,590
Total liabilities and stockholders’ equity	$108,884	$105,020